EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of August 14, 2017 (the “Effective Date”), by and between Lawson Products, Inc., an Illinois corporation (the “Company”) and Michael G. DeCata (the “Executive”).
1.    At Will Employment
. The Company hereby employs Executive on an “at will” basis, and Executive’s employment by the Company may be terminated at any time at the option of the Company or Executive, as the case may be, on the terms and subject to the conditions set forth in this Agreement.
2.    Position and Duties
. Executive will serve as President and Chief Executive Officer of the Company and of Lawson Products, Inc., a Delaware corporation (“Parent”), or in such other capacity mutually agreed to between Executive and the Company by written amendment of this Agreement. Executive’s duties and authorities will consist of all duties and authority customarily performed and held by persons holding equivalent positions in companies similar in nature and size to the Company or Parent as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of Parent (the “Board”). Executive will report solely to the Board. Executive hereby acknowledges that he has a fiduciary responsibility and duty of loyalty to the Company and Parent hereunder. For so long as Executive remains employed, Executive shall, on a full-time basis, devote his best efforts and his entire business time, energy, attention, knowledge and skill solely and exclusively to advance the interests, products and goodwill of the Company and Parent. Executive shall diligently, competently and faithfully perform the duties assigned to him by the Company and Parent from time to time.
The duties and services to be performed by Executive hereunder shall be substantially rendered at the Company’s principal offices, except for travel on the Company’s business incident to the performance of Executive’s duties. Executive will not, without the written consent of the Board, which consent shall not be unreasonably withheld: (i) render service to others for compensation, or (ii) serve on any board or governing body of another entity. If an outside activity subsequently creates a conflict with the Company’s business or prospective business, Executive agrees to cease engaging in such activity at such time. Executive will observe and adhere to all applicable written Company policies and procedures adopted from time to time, such as they now exist or hereafter are supplemented, amended, modified or restated.
3.    Compensation
.
(a)    Base Salary. Executive will receive a base salary of $560,000 per annum (the “Base Salary”), as modified pursuant to the next sentence, payable in accordance with the Company’s customary payroll practices (including, but not limited to, practices regarding timing and withholding) as may be in effect from time to time. The Base Salary will be subject to periodic review by the Compensation Committee of the Board (the “Committee”), and may be increased by the Committee at any time.
(b)    Incentive Plans and Bonuses. Executive will be eligible for additional performance based compensation, at a target payout level of 100% of Base Salary (and at such threshold and maximum payout levels as set by the Committee in its sole discretion), based upon Executive’s ability to meet or exceed the targeted expectations applicable to his position, as the Committee in its sole discretion determines with input from the Executive and in accordance with and subject to the terms of the Senior Executive Officer Annual Incentive Plan (the “AIP”), or any other applicable performance based compensation plan or program.
(c)    LTIP. Executive will not be eligible to participate in the Senior Executive Officer Long-Term Incentive Plan (the “LTIP”) as determined by the terms of the LTIP and this Agreement from the date of the granted Equity Awards provided in Section 3(d) through the third anniversary of the date of such grant.
(d)    Equity Awards.

(i)
Generally. Executive will be eligible for stock options, restricted stock, stock awards, phantom stock units, stock appreciation units, stock performance rights, shareholder value appreciation rights or other such equity-based compensation opportunities from time to time during his employment as determined in the sole discretion of the Committee (“Equity Awards” which term, for the avoidance of doubt, shall include all awards under the Equity Compensation Plan and all awards under the Stock Performance Plan). To the extent so provided, such equity-based compensation shall be subject to the terms of any applicable equity-based compensation plan, program and/or award agreement.

(ii)
Special Equity Award. On the date of this Agreement, Parent is making a grant of (A) 41,000 stock performance rights (“SPRs”) to Executive pursuant to the Lawson Products, Inc. Amended Stock Performance Plan (the “Stock Performance Plan”), (B) options for 40,000 shares of common stock (the “Options”) to Executive pursuant to the Lawson Products, Inc. 2009 Equity Compensation Plan (as amended and restated effective May 13, 2014, the “Equity Compensation Plan”), (C) 57,934 market stock units (“MSUs”) to Executive pursuant to the Equity Compensation Plan, and (D) 29,083 restricted stock awards (“RSAs”) to Executive pursuant to the Equity Compensation Plan (the SPRs, Options, MSUs and RSAs being collectively referred to as the “Special Equity Award”), which Special Equity Award is subject to the following:

(w) (i) 17,210 of the SPRs and 16,790 of the Options (“Tranche 1”) will have an exercise price equal to the closing price of Parent’s common stock on the date of grant (the “Grant Date FMV”), (ii) 13,667 of the SPRs and 13,333 of the Options (“Tranche 2”) will have an exercise price equal to the Grant Date FMV plus $4.00 and (iii) 10,123 of the SPRs and 9,877 of the Options (“Tranche 3”) will have an exercise price equal to the Grant Date FMV plus $8.00; the SPRs and Options shall have a term of seven years and, subject to Executive’s continued employment with the Company, one-third of each of Tranche 1, Tranche 2 and Tranche 3 of the SPRs and Options shall vest and become exercisable on the first, second and third anniversaries of the grant date;
(x) The number of MSUs that will vest is based upon share price attainment determined by the trailing 60 trading day weighted average closing price of the Company’s common stock on the vesting date of December 31, 2019 (the “Average Closing Stock Price”), with Executive earning (i) 50% of the MSUs if the Average Closing Stock Price is $24.50 (“Threshold”), (ii) 100% of the MSUs if the Average Closing Stock Price is $27.50 (“Target”) and (iii) 150% of the MSUs if the Average Closing Stock Price is $32.00 (“Maximum”); if the Average Closing Stock Price is less than the Threshold amount, Executive shall earn no MSUs, if the Average Closing Stock Price is between the Threshold and Target amount or the Target and Maximum amount, the number of earned MSUs will be calculated using straight-line interpolation, and if the Average Closing Stock Price is equal to or greater than the Maximum amount, Executive shall earn 86,901 MSUs; Executive shall be required to hold the shares of common stock issued upon settlement of the MSUs for a period of two years following the December 31, 2019 vesting date;
(y) 100% of the RSAs shall vest on the third anniversary of the grant date; and
(z) Subject to any terms explicitly provided in this Agreement, the SPRs included in the Special Equity Award shall be subject to the terms of the Stock Performance Plan, and the Options, MSUs and RSAs included in the Special Equity Award shall be subject to the terms of the Equity Compensation Plan; all Special Equity Awards shall be subject to the applicable award agreement.

(iii)
Bonus-Related Share Purchases. On or before the tenth day following the payment of an AIP bonus to Executive, Executive may elect to use all or a portion of his after tax AIP bonus to purchase shares of the Company’s common stock (“Bonus-Related Shares”), and in connection therewith shall be entitled to receive RSAs in an amount equal to the number of shares so purchased (the “Bonus-Related RSAs”); in the event that Executive is unable to purchase shares of common stock within the ten-day period as a result of the Company’s insider trading policy or other restrictions on trading, the applicable share purchases and associated RSA grant shall be made not later than the fifth day after the applicable trading restriction is lifted; the Bonus-Related RSAs shall vest on the third anniversary of the grant date and shall be forfeited if Executive sells or transfers the Bonus-Related Shares on or prior to the third anniversary of the grant date; the Bonus-Related RSAs shall be subject to the terms of the Equity Compensation Plan and the applicable award agreement.

(e)    Benefit Plans. Executive shall receive the following standard benefits; provided, however, the Company or Parent may modify or terminate such benefits from time to time to the extent and on such terms as the Company or Parent modifies or terminates such benefits as provided to other officers:

(i)	coverage under the Company’s group health plan on such terms as provided to other Company officers;

(ii)	long-term disability insurance coverage;

(iii)	group term life insurance with a death benefit amount of not less than one year of Executive’s Base Salary, with additional double indemnity coverage;

(iv)	accidental death insurance;

(v)	participation in the Company’s 401(k) plan, profit-sharing retirement plan and executive deferral plan; and

(vi)	four weeks’ annual vacation under the terms of the Company’s vacation policy for officers.
The items in Sections 3(b), 3(c), 3(d) and 3(e)(i)-(vi) referred to above, and any other benefit plans in which Executive may participate pursuant to such plan’s terms, are collectively referred to herein as “Benefit Plans”.
4.    Termination of Employment
.
(a)    Termination for Cause. Without limitation of the “at will” basis of Executive’s employment by the Company, the Company may terminate Executive’s employment for “Cause”, where “Cause” means any of the following:

(i)	violation by Executive of any agreement between Executive and the Company or any law relating to non-competition, trade secrets, inventions, non-solicitation or confidentiality;

(ii)
material breach or default of any of Executive’s duties or other obligations or covenants under this Agreement (except where such breach or default is due to Executive becoming Disabled (as defined in Section 4(d)) which shall be governed by Section 4(d)), which has not been cured within 30 days of written notice thereof to Executive;

(iii)	Executive’s gross negligence, dishonesty or willful misconduct;

(iv)	any act or omission by Executive which has a material adverse effect on the Company’s business, reputation, goodwill or customer relations;

(v)	conviction of or pleading nolo contendere to a crime by Executive (other than traffic related offenses);

(vi)	any act or omission by Executive which, at the time it occurs, is in material violation of any Company policy, such as they now exist or hereafter are supplemented, amended, modified or restated; or

(vii)	an act of fraud or embezzlement or the misappropriation of property by Executive.
For purposes of this Agreement, Executive’s employment shall be deemed not to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution of the Board finding that the termination is for Cause, duly adopted by the Board at a meeting called and held in accordance with the Company’s bylaws (with Executive to receive notice of the meeting at the same time as the members of the Board), at which Executive, together with Executive’s counsel, shall have the right to participate or to present a written response to the Board’s intention to terminate for Cause. Subject to the preceding sentence, the Company may terminate Executive’s employment under this Agreement for Cause (as defined above) at any time, and Executive’s termination for Cause will be effective immediately upon the Company mailing or transmitting written notice of such termination to Executive.
(b)    Termination for Good Reason. Without limitation of the “at will” basis of Executive’s employment by the Company, Executive may terminate Executive’s employment for “Good Reason”, where “Good Reason” means any of the following:

(i)	a decrease in Executive’s Base Salary;

(ii)	a material diminution in Executive’s authority, duties or responsibilities;

(iii)	a material change (with such change not to be less than 50 miles) in the geographic location at which Executive must perform Executive’s services; or

(iv)	any other action or inaction that constitutes a material breach by the Company of this Agreement.
Executive is entitled to terminate Executive’s employment for Good Reason only if:
(w)    one or more of the conditions constituting Good Reason occurs without Executive’s written consent;

(x)	Executive provides notice to the Company of the existence of a condition constituting Good Reason within 15 days of the initial occurrence of such condition;

(y)	the Company fails to remedy such condition constituting Good Reason within 30 days of being provided notice of such condition by Executive; and

(z)	Executive voluntarily terminates Executive’s employment within 15 days of the expiration of the remedy period specified in clause (y).
(c)    Termination Due to Death. Executive’s employment under this Agreement will terminate upon the death of Executive.
(d)    Termination Due to Disability. Without limitation of the “at will” basis of Executive’s employment by the Company, if Executive becomes “Disabled” as such is defined under the Company’s long-term disability insurance policy, the Company may terminate Executive’s employment. Executive agrees that if Executive becomes “Disabled”, Executive will be unable to perform the essential functions of Executive’s position and that there would be no reasonable accommodation which would not constitute an undue hardship to the Company. Executive’s termination due to Disability will be effective immediately upon Executive’s receipt of written notice of such termination from the Company. Such written notice shall be deemed received, if mailed first class through the U. S. Postal System, three (3) business days after mailing such written notice to Executive.
(e)    Termination Without Cause by the Company. In furtherance of the “at will” basis of Executive’s employment by the Company, the Company may terminate Executive’s employment without Cause upon written notice to Executive. Executive’s termination without Cause will be effective on the date of termination specified by the Company in such written notice. Such written notice shall be deemed received, if mailed first class through the U. S. Postal System, three (3) business days after mailing such written notice to Executive.

(f)    Voluntary Termination by Executive. In furtherance of the “at will” basis of Executive’s employment by the Company, Executive may voluntarily terminate his employment upon oral or written notice to the Company. Executive’s voluntary termination shall be effective as of the time of such oral or written notice.
(g)    Simultaneous Termination of Director/Officer Positions. Upon the effective date of termination of Executive’s employment, for any reason whatsoever, Executive will be deemed to have resigned from any position Executive may hold as a director and/or officer of Parent, the Company and any affiliate of Parent or the Company. Parent and the Company are hereby irrevocably authorized to appoint a nominee to act on Executive’s behalf to execute all documents and do all tasks necessary to effectuate this Section 4(g).
5.    Payments Due Upon Termination
.
(a)    Payments Due Upon Termination for Cause by the Company, or Voluntary Termination by Executive. If the Company terminates Executive’s employment for “Cause” pursuant to Section 4(a) above, or Executive terminates his employment voluntarily pursuant to Section 4(f) above, the Company shall have no obligation to Executive, except:

(i)
the Company shall pay Executive no later than the next regularly scheduled payroll day any accrued and unpaid Base Salary and any accrued and unused vacation pay through the effective date of Executive’s termination;

(ii)	the Company shall pay Executive any additional payments, awards, or benefits, if any, which Executive is eligible to receive pursuant to the terms of any applicable Benefit Plans; and

(iii)	Executive shall be entitled to all post-employment benefits required under applicable law.
The payments set forth in Sections 5(a)(i)-(iii) are collectively referred to herein as “Accrued Compensation”.
(b)    Payments Due Upon Termination Without Cause by the Company or for Good Reason by Executive. Except as provided in Section 5(c) below, if the Company terminates Executive’s employment without “Cause” pursuant to Section 4(e) above or if Executive terminates Executive’s employment for “Good Reason” pursuant to Section 4(b) above (provided that Executive terminates Executive’s employment within sixty (60) days of the event that constitutes “Good Reason”), the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)
the Company shall pay Executive, subject to Section 5(f), an aggregate amount equal to 300% of his then current Base Salary, payable in monthly installments, commencing one (1) month after the effective date of Executive’s termination, for a period of twenty-four (24) months (the “Severance Period”);

(iii)	Executive shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i) above, including any spousal and dependent coverage, at active employee rates, for twenty-four (24) months after the effective date of Executive’s termination, and, thereafter, Executive shall be eligible to exercise his rights to COBRA continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense; and

(iv)
all of Executive’s outstanding unvested Equity Awards that would have otherwise vested during the Severance Period had Executive remained employed during the Severance Period, if any, shall immediately vest upon the effective date of Executive’s termination, and Executive shall have until the earlier of (A) one year following the effective date of Executive’s termination (or such longer exercise period that may be provided in an award agreement evidencing such Equity Award) and (B) the expiration of the term of such Equity Award to exercise any vested Equity Award that is subject to being exercised. For the avoidance of doubt, this Section 5(b)(iv) shall apply only to unvested Equity Awards where vesting is solely service-based (including the SPRs and RSAs described in Section 3(d)(ii) and the RSAs described in Section 3(d)(iii)), but shall not apply to unvested Equity Awards where vesting is performance-based in whole or in part.

During the Severance Period under this Section 5(b), Executive shall, upon request of the Company, make himself reasonably available on a limited basis from time to time to consult with the Company regarding the business affairs of the Company, not more than twenty-four (24) hours in any calendar quarter, and at times that do not interfere with Executive’s employment time commitments with any successor employer.
(c)    Payments Due Upon Termination Without Cause by the Company or for Good Reason by Executive After a Change in Control. In lieu of the payments due under Section 5(b) above, in the event the Company terminates Executive’s employment without “Cause” pursuant to Section 4(e) above or if Executive terminates Executive’s employment for “Good Reason” pursuant to Section 4(b) above (provided that Executive terminates Executive’s employment within sixty (60) days of the event that constitutes “Good Reason”), but only in each case within 24 months following a Change in Control as defined in Section 6 below, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)
the Company shall pay Executive an amount equal to two (2) times Executive’s then current annual Base Salary, and two (2) times the higher of Executive’s target bonus with respect to the year in which Executive’s termination occurs or the actual bonus for the prior year (or, if the target bonus for such year has not been established as of the date of termination, two (2) times the higher of the target bonus or the actual bonus for the prior year). Subject to Section 5(f), such amount shall be paid in a lump sum, to the extent a Section 409A Change in Control has occurred contemporaneously with the Change in Control (or anytime in the two calendar years prior to the effective date of Executive’s termination), no later than 30 days after the effective date of Executive’s termination, or to the extent a Section 409A Change in Control has not occurred during such period, it shall be paid in 24 equal monthly installments commencing one month after the effective date of Executive’s termination;

(iii)
Executive shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i) above, including any spousal and dependent coverage, at active employee rates, for two (2) years after the effective date of Executive’s termination, and, thereafter, Executive shall be eligible to exercise his rights to COBRA continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense; and

(iv)
all of Executive’s outstanding Equity Awards, if any, shall immediately vest upon the effective date of Executive’s termination to the extent not already vested, and Executive shall have until the earlier of (A) one year following the effective date of Executive’s termination (or such longer exercise period that may be provided in an award agreement evidencing such Equity Award) and (B) the expiration of the term of such Equity Award to exercise any Equity Award that is subject to being exercised.

(d)    Payments Due Upon Termination Due to Death. If Executive’s employment is terminated due to death pursuant to Section 4(c) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)
the Company shall pay to the beneficiary(ies) identified in writing by Executive from time to time an amount equal to two (2) times Executive’s then current annual Base Salary, in twenty-four (24) equal monthly installments commencing one month after the date of Executive’s death; and

(iii)
Executive’s spouse and dependents shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i) above, at active employee rates for dependent coverage, for twenty-four (24) months after the date of Executive’s death, and, thereafter, Executive’s spouse and dependents shall be eligible to exercise their rights to COBRA coverage with respect to such group health plan at their expense.

(e)    Payments Due Upon Termination Due to Disability. If the Company terminates Executive’s employment due to “Disability” pursuant to Section 4(d) above, the Company shall have no obligation to Executive, except:

(i)	the Company shall pay Executive any Accrued Compensation;

(ii)
the Company shall continue to pay Executive, subject to Section 5(f), in monthly installments commencing one month after the effective date of termination: (A) for 12 months at the rate of 100% of the sum of his then current Base Salary plus his target bonus with respect to the year in which the termination occurs (or, if the target bonus for such year has not been established as of the date of termination, the target bonus for the prior year); and (B) for 24 months thereafter at the rate of 60% of the sum of his then current Base Salary plus his target bonus with respect to the year in which the termination occurs (or, if the target bonus for such year has not been established as of the date of termination, the target bonus for the prior year). The Company will be entitled to receive in payment from Executive or by taking a credit against the payments to be made under this Section 5(e)(ii) a sum equal to any Company provided long-term disability insurance benefit paid to or for the benefit of Executive during such 36 month period; and

(iii)
Executive shall continue to be covered under the Company’s group health plan pursuant to Section 3(e)(i) above, including any spousal and dependent coverage, at active employee rates for five and one-half (5½) years after the effective date of Executive’s termination, and, thereafter, Executive shall be eligible to exercise his rights to COBRA continuation coverage with respect to such group health plan for Executive, and, where applicable, Executive’s spouse and eligible dependents, at Executive’s expense.

(f)    Six (6) Month Delay. If, at the time Executive becomes entitled to payments and benefits under Section 5 of this Agreement (“Severance Payment”), Executive is a Specified Employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time), then, notwithstanding any other provision in Section 5 to the contrary, the following provision shall apply. No Severance Payment considered by the Company in good faith to be deferred compensation under Code Section 409A that is payable upon Executive’s separation from service (as defined and determined under Code Section 409A), and not subject to an exception or exemption thereunder, shall be paid to Executive until the date that is six (6) months after Executive’s effective date of termination. Any such Severance Payment that would otherwise have been paid to Executive during this six-month period shall instead be aggregated and paid to Executive on or as soon as administratively feasible after the date that is six (6) months after Executive’s effective date of termination, but not later than 60 days after such date. Any Severance Payment to which Executive is entitled to be paid after the date that is six (6) months after Executive’s effective date of termination shall be paid to Executive in accordance with the terms of Section 5.
(g)    Release. Executive shall not be entitled to receive any of the payments or benefits set forth in Section 5 (excepting any Accrued Compensation), and said payments and benefits shall be forfeited without further action by the Company, unless Executive (or if applicable, Executive’s beneficiaries and/or estate) executes a general release substantially in the form of Exhibit A (the “General Release”) and, on or prior to the 60th day following the date of termination (or such shorter period as set forth therein), such General Release becomes effective and irrevocable in accordance with the terms thereof. With respect to any of the payments or benefits pursuant to this Section 5 considered by the Company in good faith to be deferred compensation under Code Section 409A, any amounts that would otherwise be payable during the 60-day period in the absence of the preceding General Release requirement shall be payable and effective on the 60th day after Executive’s termination of employment.
6.    Certain Definitions
.
(a)    The term “Lawson Entities” shall mean Parent, any Subsidiary of Parent and any other entity in which any one or more of them has an ownership interest at any time during Executive’s employment with the Company and during the Restriction Period whether such entity is in the United States or elsewhere.

(b)    The term “Restriction Period” means the period of time in which Executive is employed by the Company and a period of eighteen (18) months after the effective date of Executive’s termination.
(c)    The term “Lawson Entities’ Products, Systems and Services” means:

(i)
the acquisition for and the distribution and sale of fasteners, parts, hardware, pneumatics, hydraulic and other flexible hose fittings, tools, safety items and electrical and shop supplies, automotive and vehicular products, chemical specialties, maintenance chemicals and other chemical products, welding products and related items, all as more particularly described in the Lawson Entities’ sales kits and manuals;

(ii)	the sale and distribution and the providing of systems and services related to the items described in Section 6.1(c)(i);

(iii)	the manufacture, sale and distribution of production and specialized parts and supplies described in Section 6.1(c)(i);

(iv)
the provision of just-in-time inventories of component parts described in Section 6.1(c)(i) to original equipment manufacturers and of maintenance and repair parts described in Section 6.1(c)(i) to a wide variety of users; and

(v)	the provision of in-plant inventory systems and of electronic vendor-managed, inventory systems to various customers, related to the items described in Section 6.1(c)(i).
(d)    The term “Competitive Products, Systems and Services” shall mean products, systems or services in existence or under development during Executive’s employment with the Company which are the same as or substantially similar to or functional equivalents of those of the Lawson Entities including, without limitation, those which are or may be provided to the Lawson Entities’ customers on behalf of the Lawson Entities by employees, agents, or sales representatives of the Lawson Entities.
(e)    The term “Confidential Information” shall mean all information, including, but not limited to, trade secrets disclosed to Executive or known by Executive as a consequence of or through Executive’s employment by the Company, concerning the products, services, systems, customers and agents of the Lawson Entities, and specifically including without limitation: computer programs and software, unpatented inventions, discoveries or improvements; marketing, organizational and product research and development; marketing techniques; promotional programs; compensation and incentive programs; customer loyalty programs; inventory systems; business plans; sales forecasts; personnel information, including but not limited to the identity of employees and agents of the Lawson Entities, their responsibilities, competence, abilities, and compensation; pricing and financial information; customer lists and information on customers or their employees, or their needs and preferences for the Lawson Entities’ Products, Systems and Services; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property, and which:

(i)	has not been made generally available to the public; and

(ii)	is useful or of value to the current or anticipated business or research or development activities of the Lawson Entities, or of any customer or supplier of the Lawson Entities.

Confidential Information shall not include information which:

(x)	is in or hereafter enters the public domain through no fault of Executive;

(y)	is obtained by Executive from a third party having the legal right to use and to disclose the same without restriction; or

(z)	was in the possession of Executive prior to receipt from the Lawson Entities (as evidenced by Executive’s written records predating the first date of employment with the Company).
Confidential Information also does not include Executive’s general skills and experience as defined under the governing law of this Agreement.
(f)    The term “Unauthorized Person or Entity” shall mean any individual or entity who or which has not signed an appropriate secrecy or confidentiality agreement with the Lawson Entities, or is not a current or target customer with whom Confidential Information is shared in the mutual interest of that person or entity and the Lawson Entities.
(g)    For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i)
any “person” or “group” of “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) is or becomes the beneficial owner, directly or indirectly, of securities representing voting power, as of the date of determination, of then outstanding securities representing 50% or more of the combined voting power of Parent’s then outstanding securities as of such date of determination; or

(ii)	there is a merger, consolidation or reorganization involving Parent, or any direct or indirect subsidiary of Parent, unless:

(A)
the stockholders of Parent immediately before such merger, consolidation or reorganization will own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) or any parent thereof in substantially the same proportion as their ownership of the voting securities of Parent immediately before such merger, consolidation or reorganization; and

(B)
the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation (or parent thereof); and

(C)
no “person” or “group” of “persons” as defined above is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation (or parent thereof); or

(iii)	there is a sale or other disposition of all or substantially all of the assets of Parent to an entity other than an entity:

(A)
of which at least fifty percent (50%) of the combined voting power of the outstanding voting securities are owned, directly or indirectly, by stockholders of Parent in substantially the same proportion as their then current ownership of the voting securities of Parent; and

(B)
of which a majority of the board of directors is comprised of the individuals who were members of the Board immediately prior to the execution of the agreement providing for such sale or disposition; and

(C)
of which no “person” or “group” of “persons” as defined above is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of such entity (or parent thereof); or

(iv)
Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date hereof whose election, or nomination for election by Parent stockholders, was approved by a vote of at least four-fifths (4/5) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless any such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (including, but not limited to, a consent solicitation).

(h)    The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
(i)    The term “Code Section 409A” shall mean Section 409A of the Code and all regulations issued thereunder and applicable guidance thereto.
(j)    The term “Subsidiary” means, with respect to any person or entity, any corporation, association or other entity of which more than 50% of the combined voting power is owned, directly or indirectly, by such person or entity and one or more other Subsidiaries of such person or entity.
(k)    The term “Section 409A Change in Control” means any “change in control event” within the meaning of Code Section 409A determined in accordance with the uniform methodology and procedures adopted by the Company.
7.    Protection of Company Assets
.

(a)    Non-Competition. Executive expressly agrees that, during the Restriction Period, provided that there shall not have occurred and be continuing any material non-compliance by the Company with its obligations under this Agreement, he shall not, in the United States, Canada and Mexico, directly or indirectly, as an owner, officer, director, employee, agent, advisor, financier, or in any other form or capacity, on behalf of himself or any other person, firm or other business entity, engage in or be concerned with any Competitive Products, Systems and Services, or any other duties or pursuits for monetary gain which interfere with or restrict Executive’s activities on behalf of the Lawson Entities or constitute competition with the business of the Lawson Entities as conducted or proposed to be conducted during the term of this Agreement or, with respect to applicable periods following Executive’s termination, as conducted or proposed to be conducted as of the date of Executive’s termination. The foregoing notwithstanding, nothing herein contained shall be deemed to prevent Executive from investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, provided that Executive does not own more than a one percent (1%) interest therein.
(b)    Confidentiality. Executive hereby acknowledges that, during the course of Executive’s employment, Executive has and will learn or develop Confidential Information in trust and confidence. Executive agrees to use the Confidential Information solely for the purpose of performing his duties hereunder and not for his own private use or commercial purposes. Executive acknowledges that unauthorized disclosure or use of Confidential Information, other than in discharge of Executive’s duties, will cause the Lawson Entities irreparable harm. Except to the extent permitted pursuant to Section 10(p), Executive shall maintain Confidential Information in strict confidence at all times and shall not divulge Confidential Information to any Unauthorized Person or Entity, or use in any manner, or knowingly allow another to use, any Confidential Information, without the Company’s prior written consent, during the term of employment or thereafter, for as long as such Confidential Information remains confidential. Executive further acknowledges that the Lawson Entities operate and compete internationally and that the Lawson Entities will be harmed by the unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.
(c)    Non-Solicitation. During the Restriction Period, provided that there shall not have occurred and be continuing any material non-compliance by the Company with its obligations under this Agreement, Executive shall not, directly or indirectly, for himself or on behalf of any person, firm or other entity, solicit, induce or encourage any person to leave her/his employment, agency or office with the Lawson Entities. During the Restriction Period, provided that there shall not have occurred and be continuing any material non-compliance by the Company with its obligations under this Agreement, Executive shall not, directly or indirectly, for himself or on behalf of any person, firm or other entity, hire or retain or participate in hiring or retaining any person who then is an employee of or agent for the Lawson Entities or any person who has been an employee of or agent for the Lawson Entities at any time in the 90 days prior to termination of Executive’s employment, unless the Company is informed and gives its approval in writing prior to the hiring or retention.
Given Executive’s office and his participation in the development, sales, marketing, servicing and provision of the Lawson Entities’ Products, Systems and Services, Executive acknowledges that Executive has and will learn or develop Confidential Information relating to the development, sales, marketing, servicing or provision of the Lawson Entities’ Products, Systems and Services, and the Lawson Entities’ customers and prospective customers. Executive further acknowledges that the Lawson Entities’ relationships with its customers have substantial value to the Lawson Entities. Therefore, during the Restriction Period, provided that there shall not have occurred and be continuing any material non-compliance by the Company with its obligations under this Agreement, Executive shall not, directly or indirectly, for himself or on behalf of any person, firm or other entity, solicit or sell, attempt to sell, or supervise, participate in, or assist the sale or solicitation of Competitive Products and Systems to any person, firm or other entity to which the Lawson Entities sold any of the Lawson Entities’ Products, Systems and Services during the last two (2) years of Executive’s employment with the Company prior to the effective date of termination. However, this Section 7(c) shall not prohibit the solicitation of any actual or potential customer of the Lawson Entities which does not fall within the preceding description. This Section 7(c) is independent of the obligations of confidentiality under this Agreement and the non-compete provisions of this Agreement.
(d)    Return of Property. All notes, lists, reports, sketches, plans, data contained in computer hardware or software, memoranda or other documents concerning or related to the Lawson Entities’ business which are or were created, developed, generated or held by Executive during employment, whether containing or relating to Confidential Information or not, are the property of the Lawson Entities and shall be promptly delivered to the Company upon termination of Executive’s employment for any reason whatsoever. During the course of employment, Executive shall not remove any of the above property, including but not limited to, Confidential Information, or reproductions or copies thereof, or any apparatus containing any such property or Confidential Information, from the Company’s premises without prior written authorization from the Company, other than in the normal execution of Executive’s duties.
(e)    Assignment of Intellectual Property Rights. Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyrights and business plans or systems developed, authored or conceived by Executive, whether alone or jointly, while employed by and relating to the business of the Lawson Entities. Executive agrees to cooperate with the Company to perfect ownership rights thereof in the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Confidential Information was used and which was developed entirely on Executive’s own time, unless: (1) the invention relates to the business of the Lawson Entities or to actual or anticipated research or development of the Lawson Entities; or (2) the invention results from any work performed by Executive for the Lawson Entities.
(f)    Unfair Trade Practices. During the term of this Agreement and at all times thereafter, Executive shall not, directly or indirectly, engage in or assist others in engaging in any unfair trade practices with respect to the Lawson Entities.
(g)    Remedies. Executive acknowledges that failure to comply with the terms of this Section 7 will cause irreparable loss and damage to Company. Therefore, Executive agrees that, in addition and cumulative to any other remedies at law or equity available to the Company for Executive’s breach or threatened breach of this Agreement, the Company is entitled to specific performance or injunctive relief against Executive to prevent such damage or breach, and a temporary restraining order and preliminary injunction may be granted to the Company for this purpose immediately at its request upon commencement of any suit, without prior notice and without posting any bond. The existence of any claim or cause of action Executive may have against the Company will not constitute a defense thereto. In addition, the Company will be relieved of any obligation to provide to Executive any and all termination payments and benefits (excepting Accrued Compensation) which would otherwise accrue, be continued, or become due and payable under this Agreement following such breach or threatened breach, except that such payments and benefits shall accrue during the period of alleged threatened breach or alleged breach and shall be due and payable to Executive immediately upon either (a) a determination by the Company or arbitrator or court, or (b) agreement of the parties, that Executive was not in breach. Each party agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity. In addition to the remedies provided in this Agreement, the parties will be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in this Agreement. Resort to any remedy provided for in this Section 7 or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude a recovery of monetary damages and compensation. Each party agrees that no party hereto shall be required to post a bond or other security to seek an injunction. In the event that a court of competent jurisdiction declares that any of the remedies outlined in this Section 7(g) are unavailable as a matter of law, the remainder of the remedies outlined in this Section 7(g) shall remain available to the Company.
(h)    Enforceability. If any of the provisions of this Section 7 are deemed by a court or arbitrator having jurisdiction to exceed the time, geographic area or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Executive and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
(i)    Sufficiency of Consideration. Executive acknowledges that the consideration that Executive will receive pursuant to this Agreement serves as sufficient consideration for Executive’s promises to abide by the restrictive covenants set forth in this Section 7.
8.    Governing Law and Disputes
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(a)    This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois, without regard to its conflict of law principles.
(b)    The Company and Executive agree to attempt to resolve any employment related dispute between them quickly and fairly, and in good faith. Should such a dispute remain unresolved, the Company and Executive irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the United States located in Chicago, Illinois over any suit, action or proceeding arising out of or relating to this Agreement. The Company and Executive irrevocably and unconditionally agree to personal jurisdiction and venue of any such suit, action or proceeding in the courts of the State of Illinois or of the United States located in Chicago, Illinois.
9.    Cooperation After Termination of Employment
. Following the termination of Executive’s employment by the Company, regardless of the reason for termination, Executive will reasonably cooperate with the Company and Parent in the prosecution or defense of any claims, controversies, suits, arbitrations or proceedings involving events occurring prior to the termination of this Agreement. Executive acknowledges that in light of his position as President and Chief Executive Officer of the Company and Parent, he is in the possession of Confidential Information that may be privileged under the attorney-client and/or work product privileges. Executive agrees to maintain the confidences and privileges of the Company and Parent and acknowledges that any such confidences and privileges belong solely to the Company and Parent and can only be waived by the Company or Parent, as applicable, not Executive. In the event Executive is subpoenaed to testify or otherwise requested to provide information in any matter, including without limitation, any court action, administrative proceeding or government audit or investigation, relating to the Company or Parent, Executive agrees that: (a) he will promptly notify the Company and Parent of any subpoena, summons or other request to testify or to provide information of any kind no later than three (3) days after receipt of such subpoena, summons or request and, in any event, prior to the date set for him to provide such testimony or information; (b) he will cooperate with the Company and Parent with respect to such subpoena, summons or request for information; (c) he will not voluntarily provide any testimony or information without permission of the Company unless otherwise required by law or in accordance with Section 10(p); and (d) he will permit the Company to be represented by an attorney of the Company’s choosing at any such testimony or with respect to any such information to be provided, and will follow the instructions of the attorney designated by the Company with respect to whether testimony or information is privileged by the attorney-client and/or work product privileges of the Company or Parent, unless otherwise required by law. The parties agree that the Company shall be responsible for all reasonable expenses of Executive incurred in connection with the fulfillment of Executive’s obligations under this Section 9. The parties agree and acknowledge that nothing in this Section 9 is meant to preclude Executive from fully and truthfully cooperating with any government investigation or in accordance with Section 10(p).
10.    Miscellaneous
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(a)    Superseding Effect. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings, including without limitation (i) the Employment Agreement, dated as of October 16, 2012, between the Company and Executive and (ii) the Employment Agreement, dated as of January 12, 2015, between the Company and Executive, and expresses the entire agreement between the parties with respect to Executive’s employment by the Company; provided, however, that the terms of any Benefit Plans will remain applicable to the particular Benefit Plan, except as expressly modified herein. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder. The parties agree and acknowledge that the definitions of terms applicable to this Agreement may be different than the definitions of those same terms in Benefit Plans and may result in seemingly contradictory results. For example, a change in control under this Agreement may not constitute a change in control under the LTIP. The parties agree and acknowledge that such seemingly contradictory results are intended, and that this Agreement shall be governed solely by the terms and definitions set forth herein and that the Benefit Plans shall be governed solely by the terms and definitions set forth in the Benefit Plans, except as expressly modified herein.
(b)    Amendment and Modification. Except as provided in Section 10(c), neither Executive nor the Company may modify, amend or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.
(c)    Section 409A. It is also the intention of this Agreement that all income tax liability on payments made pursuant to this Agreement or any Benefit Plans be deferred until Executive actually receives such payment to the extent Code Section 409A applies to such payments, and this Agreement shall be interpreted in a manner consistent with this intent. Therefore, if any provision of this Agreement or any Benefit Plans is found not to be in compliance with any applicable requirements of Code Section 409A, that provision will be deemed amended and will be construed and administered, insofar as possible, so that this Agreement and any Benefit Plans, to the extent permitted by law and deemed advisable by the Company, do not trigger taxes and other penalties under Code Section 409A; provided, however, that Executive will not be required to forfeit any payment otherwise due without his written consent. In the event that, despite the parties’ intentions, any amount hereunder becomes taxable prior to the date that it would otherwise be paid, the Company shall pay to the Executive (which payment may be made in whole or in part by way of direct remittance to appropriate tax authorities) the portion of such amount needed to pay applicable income and excise taxes and any interest or other penalties on such amounts. Any remaining portion of such amount shall be paid to Executive at the time otherwise specified in this Agreement, subject to Section 5(f).
Solely for purposes of determining the time and form of payments due under this Agreement or otherwise in connection with his termination of employment with the Company and that are subject to Code Section 409A, Executive shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of Code Section 409A. It is intended that each payment or installment of a payment and each benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements or in-kind benefits are subject to Code Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
Nothing in this Section 10(c) increases the Company’s obligations to Executive under this Agreement or any Benefit Plans. Executive remains solely liable for any taxes, including but not limited to any penalties or interest due to Code Section 409A or otherwise, on the payments made hereunder or under any Benefit Plans. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for payments made pursuant to this Agreement or any Benefit Plans.
(d)    Parachute Payments. Notwithstanding anything to the contrary herein or in any Benefit Plan, in the event it shall be determined that any monetary amounts or benefits due or payable by the Company to Executive (whether paid or payable, or due or distributed) are or will become subject to any excise tax under Section 4999 of the Code (collectively “Excise Taxes”), then the amounts or benefits otherwise due or payable to Executive pursuant to this Agreement or any Benefit Plans shall be reduced to the extent necessary so that no portion of such amounts or benefits shall be subject to the Excise Taxes, but only if (i) the net amount of such amounts and benefits, as so reduced (and after the imposition of the total amount of taxes under federal, state and local law on such amounts and benefits), is greater than (ii) the excess of (A) the net amount of such amounts and benefits, without reduction (but after imposition of the total amount of taxes under federal, state and local law) over (B) the amount of Excise Taxes to which Executive would be subject on such unreduced amounts and benefits.
If it is determined that Excise Taxes will or might be imposed on Executive in the absence of such reduction, the Company and Executive shall make good faith efforts to seek to identify and pursue reasonable action to avoid or reduce the amount of Excise Taxes; provided, however, that this sentence shall not be construed to require Executive to accept any further reduction in the amount or benefits that would be payable to him in the absence of this sentence. The provisions of this Section 10(d) shall override and control any inconsistent provision in the LTIP.
All determinations required to be made under this Section 10(d), including whether reduction is required, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made in good faith by an independent accounting firm selected by the Company in accordance with applicable law (the “Accounting Firm”), in consultation with tax counsel reasonably acceptable to Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax under Section 4999 of the Code is payable by Executive, the Company shall request that the Accounting Firm furnish Executive with written guidance that failure to report such excise tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.
(e)    Withholding. The Company will reduce its compensatory payments to Executive hereunder for withholding and FICA and Medicare taxes and any other withholdings and contributions required by law.
(f)    Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
(g)    Mitigation. Executive shall not be required to seek employment or otherwise mitigate Executive’s damages in order to be entitled to the benefits and payments to which Executive is entitled under this Agreement.
(h)    Expenses. Each of the Company and Executive will bear its own expenses in connection with the negotiation of this Agreement and the resolution of any disputes hereunder.
(i)    Binding Agreement; Assignment. The Agreement is binding upon and shall inure to the benefit of Executive’s heirs, executors, administrators or other legal representatives, upon the successors of the Company and upon any entity into which the Company merges or consolidates. The Company shall assign or otherwise transfer this Agreement and all of its rights, duties, obligations or interests under it or to any successor to all or substantially all of its assets. Upon such assignment or transfer, any such successor will be deemed to be substituted for the Company for all purposes. Executive may not assign or delegate the obligations of Executive under this Agreement.
(j)    Interpretation. This Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.
(k)    Executive Acknowledgment. Executive acknowledges that Executive has read and understands this Agreement and is entering into this Agreement knowingly and voluntarily.
(l)    Continuing Obligations. Notwithstanding the termination of Executive’s employment hereunder for any reason or anything in this Agreement to the contrary, all post-employment rights and obligations of the parties, including but not limited to those set forth in Sections 5, 7, 8, and 9, and any provisions necessary to interpret or enforce those rights and obligations under any provision of this Agreement, will survive the termination or expiration of this Agreement and remain in full force and effect for the applicable periods.
(m)    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
(n)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(o)    Notice. Any notice by any party to the other party must be mailed by registered or certified mail, postage prepaid, to the address specified below, or to any change of address indicated by either party upon receipt of written notice of same:
Michael G. DeCata
At the address on file with the Company
Lawson Products, Inc.
8770 W. Bryn Mawr Avenue
Suite 900
Chicago, IL 60631
Attention: General Counsel

Notice will be deemed received on the third business day following the day on which it was mailed, postage prepaid.

(p)    Permitted Reports and Disclosures. Notwithstanding anything in this Agreement to the contrary (including without limitation Sections 7(b) and 10), Executive understands that he may report possible violations of federal law or regulation to any governmental agency or entity, or make other disclosures that are protected under federal law or regulation. Executive also understands that nothing in this Agreement requires Executive to obtain prior authorization from the Company to make any such reports or disclosures to any governmental agency or entity or to notify the Company that Executive has made such reports or disclosures. Moreover, Executive understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either director or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communication and/or document that is covered by the Company’s attorney-client privilege.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
EXECUTIVE:

\s\ Michael G. DeCata
Michael G. DeCata

LAWSON PRODUCTS, INC.

By:\s\ Neil E. Jenkins
Neil E. Jenkins
Executive Vice President, General Counsel and Secretary